Exhibit 99.1

March 14, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

FEBRUARY 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of February 29, 2008 served by J:COM’s 20 managed franchises reached 2.81 million, up 178,400, or 6.8% since February 28, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 4.98 million, up 418,500 or 9.2% since February 28, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.77 as of February 29, 2008 from 1.73 since February 28, 2007. The cable television digital migration rate as of February 29, 2008 increased to 69% from 54% as of February 28, 2007.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total managed franchises: 20 franchises; 42 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of February 29, 2008	2,301,000	1,277,400	1,400,300	4,978,700	2,812,800
	Digital: 1,591,200
As of February 28, 2007	2,196,800	1,160,600	1,202,800	4,560,200	2,634,400
Net year-over-year increase	104,200	116,800	197,500	418,500	178,400
Net increase as percentage	4.7%	10.1%	16.4%	9.2%	6.8%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 19 franchises; 41 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of February 29, 2008	2,214,600	1,234,400	1,341,400	4,790,400	2,699,700
	Digital: 1,536,300
As of February 28, 2007	2,110,600	1,120,000	1,148,200	4,378,800	2,524,500
Net year-over-year increase	104,000	114,400	193,200	411,600	175,200
Net increase as percentage	4.9%	10.2%	16.8%	9.4%	6.9%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 20 managed franchises (as of February 29, 2008) operating at the local level serving approximately 2.81 million subscribing households (as of February 29, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.33 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 17 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.